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                                                                      EXHIBIT 21

         SUBSIDIARIES OF SOUTHERN ENERGY HOMES, INC.

DIRECT SUBSIDIARIES:

1.  Al/Tex Homes, Inc., d/b/a Southern Energy Homes of Texas.

2.  Southern Energy Homes of North Carolina, Inc. d/b/a Imperial Homes.

3.  WENCO Finance, Inc.

4.  MH Transport, Inc.

5.  Southern Energy Homes of Pennsylvania, Inc. d/b/a Energy Homes.

6.  Southern Energy Homes Retail Corp.

7.  Southern Energy Homes S.C. Retail Corp.

INDIRECT SUBSIDIARIES:

1. BR Agency, Inc., a wholly owned subsidiary of Southern Energy Homes Retail Corp.


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